UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2005

SPX CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6948	38-1016240
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (704) 752-4400

NOT APPLICABLE

(Former name or former address if changed since last)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On November 25, 2005, SPX Corporation filed a Current Report on Form 8-K (the “Form 8-K”) to report that it had terminated its then-existing credit facilities and that it had entered into new senior credit facilities with The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A. and Wachovia Bank, National Association, as Documentation Agents, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche Bank AG, as Foreign Trade Facility Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.  This amendment to the Form 8-K is being filed to provide a copy of the credit agreement relating to such new credit facilities, which is attached as Exhibit 10.1 hereto.  No other change to the Form 8-K is effected by this amendment.  The entire content of the Form 8-K is set forth below.

ITEM 1.01.                                    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

New Senior Credit Facilities

On November 18, 2005, SPX Corporation (“we,” “our” or “us”) entered into new senior credit facilities with The Bank of Nova Scotia, as Syndication Agent, Bank of America, N.A. and Wachovia Bank, National Association, as Documentation Agents, The Bank of Nova Scotia, as Canadian Administrative Agent, Deutsche Bank AG, as Foreign Trade Facility Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

Borrowers; Amounts and Final Maturities.  The new senior credit facilities provide for committed senior secured financing of approximately $1.625 billion, consisting of the following:

•                  a delayed draw term loan facility in an aggregate principal amount of $750 million with final maturity in November, 2010;

•                  a domestic revolving loan facility in an aggregate principal amount of $350 million with final maturity in November, 2010;

•                  a global revolving loan facility in an aggregate principal amount of $100 million with final maturity in November, 2010; and

•                  a foreign trade facility in an aggregate principal amount of up to the equivalent, at issuance, of $425 million ( €361.9 million]) with final maturity in November, 2010, subject to two possible extensions of the final maturity date of two years each, at our option.  We have the ability to add additional commitments under the foreign trade facility of up to €21.3 million before using the $250 million in additional commitments discussed in the next paragraph.

We may also seek additional commitments in the future from new or current lenders for incremental term loan facilities or increases in commitments in respect of the other facilities not exceeding an aggregate principal amount of $250 million, without the need for consent from the existing lenders.

We are the borrower under the term and revolving loan facilities, and certain of our foreign subsidiaries are (and others may in the future become) borrowers under the foreign trade facility.

Conditions Precedent.  All borrowings and other extensions of credit under our new senior credit facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

Use of Proceeds.  Proceeds of the term loan may be used by us to refinance the Liquid Yield Option Notes due 2021 issued by us in February of 2001 and May of 2001, and any potential related tax liabilities.  Proceeds of the revolving credit facilities may be used from time to time for working capital and general corporate purposes by our subsidiaries and us. The foreign trade facility may be used by our foreign subsidiaries to obtain bank guarantees, stand-by letters of credit and similar foreign trade instruments in connection with their business operations.

Interest and Fees.  The interest rates applicable to loans under our new senior credit facilities will be, at our option, equal to either an alternate base rate (prime) or an adjusted Eurodollar bank deposit rate plus, in each case, an applicable margin percentage, which varies based on our Consolidated Leverage Ratio (as defined in the credit agreement generally as the ratio of consolidated total debt at the date of determination to consolidated adjusted EBITDA for the four fiscal quarters ended on such date).  We may elect interest periods of one, two, three or six months for Eurodollar borrowings.  The interest rate margins applicable to Eurodollar and base rate loans, the commission rates for foreign credit instruments and the commitment fee rate are (all on a per annum basis) as follows:

Consolidated Leverage Ratio	Margin for Eurocurrency Loans and Foreign Credit Instruments	Margin for ABR Loans	Commitment Fee Rate
Greater than or equal to 3.00 to 1.0	1.500%	0.500%	0.300%
Between 2.00 to 1.0 and 3.00 to 1.0	1.250%	0.250%	0.250%
Between 1.50 to 1.0 and 2.00 to 1.0	1.000%	0.000%	0.200%
Between 1.00 to 1.0 and 1.50 to 1.0	0.875%	0.000%	0.175%
Less than 1.00 to 1.0	0.750%	0.000%	0.150%

Our Consolidated Leverage Ratio, as of November 22, 2005, was less than 1.00 to 1.00.  Until we deliver financial statements for the first two full fiscal quarters ending June 30, 2006, the Consolidated Leverage Ratio for the purposes of the pricing grid shall be deemed to be between and 1.00 to 1.00 and 1.50 to 1.00.

We have agreed to pay various fees with respect to the new senior credit facilities, including:

•                  commitment fees on the average daily unused amount of the commitment under each of the facilities (other than the Foreign Trade Facility) at the rate indicated above;

•                  fees to the domestic revolving lenders with respect to their participations in outstanding letters of credit equal to the rate indicated above for Eurocurrency

Revolving Loans and a fronting fee to issuers of letters of credit in respect of their average daily exposure at a rate of 0.125%; and

•                  commissions to the foreign trade facility lenders that have outstanding foreign credit instruments at the applicable rate indicated above and fronting fees of 0.125% in respect of fronted foreign credit instruments.

Amortization of Principal.  The term loan will be repayable in quarterly installments with each such payment being equal to a percentage of the aggregate principal amount of the initial term loans borrowed by us, as follows: (i) in 2006 (starting in June 2006), 0.67%, (ii) in 2007, 1.25%, (iii) in 2008, 2.5%, (iv) in 2009, 3.75%, and (v) in 2010, 17%.

Prepayments.  Our new senior credit facilities require mandatory prepayments in amounts equal to the net proceeds from the sale or other disposition (including from any casualty to, or an governmental taking) of property (other than in the ordinary course of business and subject to other exceptions) by us or our subsidiary guarantors in excess of $10,000,000.

Mandatory prepayments will be applied first to prepay the term loan and then to reduce permanently the term loan commitments.  No prepayment or commitment reduction is required to the extent the net proceeds are reinvested in permitted acquisitions, permitted investments or assets to be used in our business within 360 days of the receipt of such proceeds.

We may voluntarily prepay loans under our new senior credit facilities, in whole or in part, without premium or penalty.  Any voluntary prepayment of loans will be subject to reimbursement of the lender’s breakage costs in the case of a prepayment of Eurodollar rate borrowings other than on the last day of the relevant interest period.

Collateral and Guarantors.  Indebtedness under our new senior credit facilities will be guaranteed by:

•                  each existing and subsequently acquired or organized domestic material subsidiary and, to the extent no material adverse tax consequence would result and to the extent permitted under local law, foreign material subsidiary; and

•                  us with respect to the obligations of our subsidiaries under the foreign trade facility.

Indebtedness under our new senior credit facilities will be secured by a first priority pledge and security interest in 100% of the capital stock of our subsidiary guarantors and 66% of the capital stock of our first tier foreign subsidiaries.  If the outstanding indebtedness under the Credit Agreement is rated “Ba2” or less by Moody’s and “BB” or less by S&P, then our domestic subsidiary guarantors and we are required to grant security interests, mortgages and other liens on substantially all of its property.

Financial and Restrictive Covenants.  Our new senior credit facilities require that we maintain:

•                  a Consolidated Interest Coverage Ratio (as defined in the credit agreement generally as the ratio of consolidated adjusted EBITDA for the four fiscal quarters ended on such date to consolidated interest expense for such period) as of the last day of any fiscal quarter of at least 3.50 to 1.00, and

•                  a Consolidated Leverage Ratio as of the last day of any fiscal quarter of not more than 3.25 to 1.00.

Our new senior credit facilities also contain covenants that restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees or advances, make restricted junior payments, including dividends, redemptions of capital stock and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, enter into sale and leaseback transactions or engage in certain transactions with affiliates and otherwise restrict certain corporate activities.  We do not expect these covenants to restrict our liquidity, financial condition or access to capital resources in the foreseeable future.

Our new senior credit facilities permit us to repurchase our capital stock and pay cash dividends in an unlimited amount if, as was the case as of November 22, 2005, our Consolidated Leverage Ratio is less than 2.50 to 1.00.  If our Consolidated Leverage Ratio is greater than or equal to 2.50 to 1.00, the aggregate amount of such repurchases and dividend declarations cannot exceed (A) $75,000,000 in any fiscal year plus (B) an additional amount for all such repurchases and dividend declarations made after November 18, 2005 equal to the sum of (I) $250,000,000 and (II) a positive amount equal to 50% of cumulative consolidated net income during the period from October 1, 2004 to the end of the most recent fiscal quarter for which financial information is available preceding the date of such repurchase or dividend declaration (or, in case such consolidated net income is a deficit, minus 100% of such deficit).

Our new senior credit facilities also contain customary representations, warranties and affirmative covenants.

Events of Default.  Our new senior credit facilities contain customary events of default, subject to grace periods and materiality thresholds specified therein, including:

•                  failure to make payments when due;

•                  defaults under other material indebtedness;

•                  noncompliance with covenants;

•                  incorrectness of representations and warranties;

•                  bankruptcy or insolvency events;

•                  material judgments;

•                  certain events related to ERISA;

•                  impairment of security in collateral or invalidity of guarantees; and

•                  a “change of control.”

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On November 18, 2005, we terminated our Seventh Amended and Restated Credit Agreement, dated as of October 6, 1998, amended and restated as of February 12, 2004, as amended, among us, the foreign subsidiary borrowers party thereto, the lenders parties thereto, the Bank of Nova Scotia, Bank of America, N.A., Bank One, NA, Wachovia Bank N.A. and JPMorgan Chase Bank, N.A. (the “1998 Facilities”).   The 1998 Facilities were scheduled to expire in March 2008. We terminated the 1998 Facilities as a condition to closing the new senior credit facilities.

We have not incurred any material early termination penalties and do not have any material relationships with any of the parties thereto apart from their relationships as lenders to us.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information disclosed above under Items 1.01 and 1.02 is incorporated herein by reference.

Certain statements in this document may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please refer to our public filings for a discussion of certain important factors that relate to forward-looking statements contained in this document. The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement among SPX Corporation, The Bank of Nova Scotia, Bank of America, N.A., Wachovia Bank, National Association, The Bank of Nova Scotia, Deutsche Bank AG, JPMorgan Chase Bank, N.A. and the lenders party thereto, dated as of November 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION

Date: December 20, 2005	By:	/s/ Ross B. Bricker
Ross B. Bricker
Senior Vice President, Secretary
and General Counsel

Exhibit Index

Exhibit No.	Description

10.1

Credit Agreement among SPX Corporation, The Bank of Nova Scotia, Bank of America, N.A., Wachovia Bank, National Association, The Bank of Nova Scotia, Deutsche Bank AG, JPMorgan Chase Bank, N.A. and the lenders party thereto, dated as of November 18, 2005.